CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Mutual Fund Series Trust and to the use of our report dated August 31, 2015 on the financial statements and financial highlights of the Catalyst/Princeton Unconstrained Hedged Income Fund (formerly Catalyst/Princeton Hedged Income Fund), a series of shares of beneficial interest of Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 29, 2016